Exhibit 99.1

FOR IMMEDIATE RELEASE
October 19, 2011

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS INCREASED EARNINGS FOR THIRD QUARTER AND YTD 2011

Earnings Summary
(in thousands except per share data)	3Q 2011	2Q 2011	3Q 2010	9 Months 2011	9 Months 2010
Net income	$10,665	$8,970	$8,450	$28,939	$23,794
Earnings per share	$0.70	$0.59	$0.55	$1.89	$1.56
Earnings per share—diluted	$0.70	$0.58	$0.55	$1.89	$1.56

Return on average assets	1.20%	1.03%	1.04%	1.11%	1.00%
Return on average equity	11.75%	10.23%	9.95%	10.99%	9.62%
Efficiency ratio	58.10%	61.91%	59.52%	60.25%	59.79%
Tangible common equity	8.44%	8.35%	8.58%	8.44%	8.58%

Dividends declared per share	$0.310	$0.305	$0.305	$0.920	$0.905
Book value per share	$23.44	$22.87	$22.01	$23.44	$22.01

Weighted average shares	15,318	15,308	15,239	15,307	15,223
Weighted average shares—diluted	15,339	15,332	15,275	15,331	15,260

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings of $10.7 million, or $0.70 per basic share, compared to $8.5 million, or $0.55 per basic share, earned during the third quarter of 2010 and $9.0 million, or $0.59 per basic share, earned during the second quarter 2011.  Earnings for the nine months ended September 30, 2011 increased 21.6% to $28.9 million, or $1.89 per basic share, from the $23.8 million, or $1.56 per basic share, earned during the nine months ended September 30, 2010.

Third Quarter 2011 Highlights

❖
CTBI's basic earnings per share for the quarter increased $0.15 per share from third quarter 2010 and $0.11 per share from second quarter 2011.  Year-to-date basic earnings per share increased $0.33 per share from prior year.  Earnings for the first nine months of 2011 were impacted by increased net interest income and noninterest income and decreased provision for loan loss partially offset by increased noninterest expense.

❖
CTBI’s quarterly net interest margin of 4.11% was an increase from 3.95% for the quarter ended September 30, 2010 but a decrease from 4.17% for prior quarter.  Year-to-date net interest margin of 4.18% was a 13 basis point increase from prior year.

❖
Nonperforming loans at $37.5 million decreased from the $56.6 million at September 30, 2010 and the $59.6 million at June 30, 2011.  Nonperforming assets at $95.6 million decreased $2.3 million from prior year third quarter and $10.8 million from prior quarter.

❖
The loan loss provision for the quarter decreased $1.2 million from prior year third quarter and $0.8 million from prior quarter.  Year-to-date loan loss provision decreased $2.3 million from the nine months ended September 30, 2010.

❖
Net loan charge-offs for the quarter ended September 30, 2011 of $2.7 million, or 0.41% of average loans annualized, was a decrease from the $5.6 million, or 0.91%, experienced for the third quarter 2010 and from prior quarter’s $3.3 million, or 0.52%.

❖
Our loan loss reserve as a percentage of total loans outstanding at September 30, 2011 remained at 1.36% from prior quarter compared to 1.40% at September 30, 2010.  The allowance-to-legacy loan ratio, which excludes acquired loans, was 1.41%, 1.40%, and 1.42%, respectively, at September 30, 2011, September 30, 2010, and June 30, 2011.

❖
Noninterest income increased 3.3% for the quarter ended September 30, 2011 compared to same period 2010 and prior quarter.  Noninterest income for the nine months ended September 30, 2011 increased $2.4 million, or 8.0%, from prior year.  The increase from prior year was primarily attributable to increased deposit service charges and trust revenue.

❖	Our loan portfolio increased $128.0 million from prior year but decreased $6.9 million from prior quarter.

❖	Our investment portfolio increased $131.4 million from prior year and $6.8 million during the quarter.

❖	Deposits, including repurchase agreements, increased $274.4 million from prior year and $44.4 million from prior quarter.

❖	The preceding balance sheet growth figures were impacted year over year by the acquisition of First National Bank of LaFollette (“LaFollette”) in November 2010.

❖	Our tangible common equity/tangible assets ratio remains strong at 8.44%.

Net Interest Income

CTBI experienced a 13 basis point improvement in its net interest margin for the first nine months of 2011 compared to prior year.  Net interest income for the first nine months of 2011 increased 12.0% from prior year.  Our quarterly net interest margin increased 16 basis points from prior year but decreased 6 basis points from prior quarter.  Net interest income for the third quarter 2011 increased 12.7% from prior year third quarter and 0.7% from prior quarter with average earning assets increasing 8.4% and 1.0%, respectively, for the same periods.  The yield on average earning assets decreased 22 basis points from prior year third quarter and 12 basis points from prior quarter.  The decline in yield on earning assets is the result of a change in our earning asset mix.  Loans represented 79.7% of our average earning assets for the quarter ended September 30, 2011, compared to 81.9% and 80.7% for the quarters ended September 30, 2010 and June 30, 2011, respectively.  As deposits, including repurchase agreements, have increased and loan demand has slowed, management has chosen to invest the excess liquidity in our investment portfolio resulting in increased net interest income while decreasing our net interest margin.  The cost of interest bearing funds decreased 48 basis points and 7 basis points, respectively, for the same periods, primarily the result of the repricing of our CD products.

Noninterest Income

Noninterest income for the quarter ended September 30, 2011 increased 3.3% from prior year third quarter and prior quarter.  Noninterest income for the nine months ended September 30, 2011 increased 8.0% from prior year.  The year over year increase was primarily attributable to increased deposit service charges and trust revenue partially offset by decreased gains on sales of loans and loan related fees.

Noninterest Expense

Noninterest expense for the quarter increased 7.6% from prior year third quarter but decreased 4.9% from prior quarter.  Noninterest expense for the nine months ended September 30, 2011 increased 11.8% from prior year, primarily as a result of increased personnel expense, including health insurance; repossession expense; and other real estate owned expense, including adjustments to reflect declines in the values of foreclosed properties, as well as expected losses in investments in limited partnerships that were offset by tax credits.

Balance Sheet Review

CTBI’s total assets at $3.6 billion increased $324.9 million, or 10.1%, from the third quarter 2010 and $72.0 million, or an annualized 8.2%, during the quarter.  Loans outstanding at September 30, 2011 were $2.6 billion, increasing $128.0 million, or 5.2%, year over year, but decreasing $6.9 million, or an annualized 1.1%, during the quarter.  Loan growth during the quarter of $6.3 million in the residential loan portfolio was offset by declines of $9.9 million in the commercial loan portfolio and $3.4 million in the consumer loan portfolio.  CTBI's investment portfolio increased $131.4 million, or 39.3%, from prior year third quarter and $6.8 million, or an annualized 5.9%, during the quarter.  Deposits, including repurchase agreements, at $3.0 billion increased $274.4 million, or 9.9%, from September 30, 2010 and $44.4 million, or an annualized 5.9%, from prior quarter.  The preceding growth figures were impacted by the acquisition of LaFollette in November 2010.  At the time of acquisition, LaFollette had $183.6 million in assets, $118.6 million in loans, $29.8 million in investments, and $164.5 million in deposits.

Shareholders’ equity at September 30, 2011 was $361.3 million compared to $336.8 million at September 30, 2010 and $352.3 million at June 30, 2011.  CTBI's annualized dividend yield to shareholders as of September 30, 2011 was 5.32%.

Asset Quality

CTBI's total nonperforming loans were $37.5 million at September 30, 2011, a $19.1 million, or 33.7%, decrease from the $56.6 million at September 30, 2010 and a $22.1 million, or 37.0%, decrease from the $59.6 million at June 30, 2011.  The decrease for the quarter included a $17.2 million decrease in the 90+ days past due category and a $4.9 million decline in nonaccrual loans.  Loans 30-89 days past due at $26.2 million is a decline of $3.8 million from prior year third quarter but an increase of $4.0 million from prior quarter.  This increase is primarily in commercial and industrial loans that are secured by business assets and real estate located in Central and Northeastern Kentucky.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.

Impaired loans, loans not expected to meet contractual principal and interest payments, at September 30, 2011 totaled $56.0 million, compared to $65.1 million at June 30, 2011.  Included in certain loan categories of impaired loans are troubled debt restructurings that were classified as impaired.  At September 30, 2011, CTBI had $18.9 million in commercial loans secured by real estate, $5.4 million in commercial real estate construction loans, $2.3 million in commercial other loans, and $0.3 million in consumer loans that were modified in troubled debt restructurings and impaired.  Included in these amounts are troubled debt restructurings that were performing in accordance with their modified terms of $16.1 million in commercial loans secured by real estate, $1.3 million in commercial real estate construction loans, $0.4 million in commercial other loans, and $0.2 million in consumer loans.  Management evaluates all impaired loans for impairment and provides specific reserves when necessary.

Our level of foreclosed properties at $58.0 million for the third quarter 2011 was an increase from the $41.1 million at September 30, 2010 and the $46.8 million at prior quarter-end.  Sales of foreclosed properties for the nine months ended September 30, 2011 totaled $7.9 million while new foreclosed properties totaled $25.5 million.  At September 30, 2011, 21 properties with a book value of $2.7 million were under contracts to sell; however, the closings had not occurred at quarter-end.  The proceeds of these sales per the contracts is $2.9 million, representing 106% of the book value of those properties.

When foreclosed properties are acquired, appraisals are obtained and the properties are booked at the current market value less expected sales expense.  Additionally, periodic updated appraisals are obtained on unsold foreclosed properties.  When an updated appraisal reflects a market value below the current book value, a charge is booked to current earnings to reduce the property to its new market value less expected sales expense.  During the third quarter of 2011, 41 properties totaling $6.7 million were reappraised.  Charges to earnings to reflect the decrease in current market values of 25 of these foreclosed properties totaled $0.7 million, representing a 13.4% decline in the value of the properties reappraised.  Charges during the quarters ended September 30, 2010 and June 30, 2011 were $0.1 million and $1.7 million, respectively.  The year-to-date charges for the nine months ended September 30, 2011 and 2010 were $2.8 million and $0.5 million, respectively.  Our policy for determining the frequency of periodic reviews is based upon consideration of the specific properties and the known or perceived market fluctuations in a particular market and is typically between 12 and 18 months.  Eighty-five percent of our OREO properties have been reappraised within the past 12 months.  Our nonperforming loans and foreclosed properties remain primarily concentrated in our Central Kentucky Region.  Management anticipates that our foreclosed properties will remain elevated as we work through current market conditions.

Net loan charge-offs for the quarter were $2.7 million, or 0.41% of average loans annualized, a decrease from prior year third quarter's $5.6 million, or 0.91%, and prior quarter’s $3.3 million, or 0.52%.  Of the total net charge-offs for the quarter, $1.1 million was in commercial loans, $0.4 million was in indirect auto loans, and $0.8 million was in residential real estate mortgage loans.  Allocations to loan loss reserves were $2.5 million for the quarter ended September 30, 2011 compared to $3.7 million for the quarter ended September 30, 2010 and $3.3 million for the quarter ended June 30, 2011.  Our loan loss reserve as a percentage of total loans outstanding at September 30, 2011 was 1.36% compared to 1.40% at September 30, 2010 and 1.36% at June 30, 2011.  Generally accepted accounting principles require that expected credit losses associated with loans obtained in an acquisition be reflected in the estimation of loan fair value as of the acquisition date and prohibits any carryover of an allowance for credit losses.  Excluding amounts related to loans obtained in the fourth quarter 2010 acquisition of LaFollette, the allowance-to-legacy loan ratio was 1.41%, 1.40%, and 1.42%, respectively, at September 30, 2011, September 30, 2010, and June 30, 2011.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $3.6 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, four banking locations in Tennessee, and four trust offices across Kentucky.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
September 30, 2011
(in thousands except per share data and # of employees)

	Three	Three	Three	Nine	Nine
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Interest income	$39,708	$39,841	$38,315	$119,409	$115,256
Interest expense	6,613	6,963	8,938	20,862	27,256
Net interest income	33,095	32,878	29,377	98,547	88,000
Loan loss provision	2,515	3,320	3,676	10,222	12,504

Gains on sales of loans	438	347	575	1,166	1,354
Deposit service charges	6,681	6,438	5,920	18,999	17,166
Trust revenue	1,597	1,577	1,492	4,790	4,374
Loan related fees	250	476	862	1,609	1,748
Other noninterest income	1,976	1,755	1,748	5,709	5,238
Total noninterest income	10,942	10,593	10,597	32,273	29,880

Personnel expense	12,240	12,717	11,560	37,041	34,637
Occupancy and equipment	3,021	2,838	2,675	8,824	8,100
FDIC insurance premiums	591	839	1,118	2,554	3,257
Amortization of core deposit intangible	53	54	72	160	390
Other noninterest expense	9,922	10,698	8,573	30,941	24,710
Total noninterest expense	25,827	27,146	23,998	79,520	71,094

Net income before taxes	15,695	13,005	12,300	41,078	34,282
Income taxes	5,030	4,035	3,850	12,139	10,488
Net income	$10,665	$8,970	$8,450	$28,939	$23,794

Memo: TEQ interest income	$40,122	$40,221	$38,659	$120,569	$116,277

Average shares outstanding	15,318	15,308	15,239	15,307	15,223
Diluted average shares outstanding	15,339	15,332	15,275	15,331	15,260
Basic earnings per share	$0.70	$0.59	$0.55	$1.89	$1.56
Diluted earnings per share	$0.70	$0.58	$0.55	$1.89	$1.56
Dividends per share	$0.310	$0.305	$0.305	$0.920	$0.905

Average balances:
Loans	$2,577,585	$2,583,372	$2,441,432	$2,585,172	$2,439,646
Earning assets	3,232,322	3,201,565	2,981,517	3,188,404	2,940,679
Total assets	3,516,394	3,486,728	3,238,075	3,470,311	3,194,600
Deposits	2,819,166	2,804,996	2,588,941	2,791,900	2,555,046
Interest bearing liabilities	2,542,397	2,533,223	2,347,844	2,522,441	2,324,037
Shareholders' equity	360,273	351,797	336,772	352,208	330,701

Performance ratios:
Return on average assets	1.20%	1.03%	1.04%	1.11%	1.00%
Return on average equity	11.75%	10.23%	9.95%	10.99%	9.62%
Yield on average earning assets (tax equivalent)	4.92%	5.04%	5.14%	5.06%	5.29%
Cost of interest bearing funds (tax equivalent)	1.03%	1.10%	1.51%	1.11%	1.57%
Net interest margin (tax equivalent)	4.11%	4.17%	3.95%	4.18%	4.05%
Efficiency ratio (tax equivalent)	58.10%	61.91%	59.52%	60.25%	59.79%

Loan charge-offs	$3,360	$4,066	$6,449	$12,088	$13,382
Recoveries	(692)	(746)	(855)	(2,060)	(2,473)
Net charge-offs	$2,668	$3,320	$5,594	$10,028	$10,909

Market Price:
High	$28.82	$28.74	$28.00	$30.35	$31.56
Low	22.64	26.00	24.50	22.64	22.15
Close	23.29	27.72	27.09	23.29	27.09

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
September 30, 2011
(in thousands except per share data and # of employees)

	As of	As of	As of
	September 30, 2011	June 30, 2011	September 30, 2010
Assets:
Loans	$2,573,557	$2,580,487	$2,445,507
Loan loss reserve	(34,999)	(35,152)	(34,238)
Net loans	2,538,558	2,545,335	2,411,269
Loans held for sale	826	621	1,223
Securities AFS	463,610	456,790	332,235
Securities HTM	1,662	1,662	1,662
Other equity investments	30,556	30,555	29,057
Other earning assets	192,300	121,402	157,258
Cash and due from banks	73,236	76,815	71,149
Premises and equipment	55,168	55,620	47,805
Goodwill and core deposit intangible	66,660	66,713	65,318
Other assets	134,085	129,161	114,764
Total Assets	$3,556,661	$3,484,674	$3,231,740

Liabilities and Equity:
NOW accounts	$19,701	$23,408	$19,500
Savings deposits	734,660	724,919	635,056
CD's >=$100,000	631,991	637,895	583,884
Other time deposits	820,409	827,261	817,796
Total interest bearing deposits	2,206,761	2,213,483	2,056,236
Noninterest bearing deposits	602,061	567,638	519,059
Total deposits	2,808,822	2,781,121	2,575,295
Repurchase agreements	229,000	212,266	188,164
Other interest bearing liabilities	99,344	96,435	94,047
Noninterest bearing liabilities	58,217	42,586	37,390
Total liabilities	3,195,383	3,132,408	2,894,896
Shareholders' equity	361,278	352,266	336,844
Total Liabilities and Equity	$3,556,661	$3,484,674	$3,231,740

Ending shares outstanding	15,415	15,405	15,301
Memo: Market value of HTM securities	$1,663	$1,662	$1,667

30 - 89 days past due loans	$26,177	$22,167	$29,935
90 days past due loans	9,543	26,758	20,252
Nonaccrual loans	27,986	32,845	36,329
Restructured loans (excluding 90 days past due and nonaccrual)	21,347	16,440	6,377
Foreclosed properties	58,004	46,791	41,083
Other repossessed assets	58	44	193

Tier 1 leverage ratio	10.00%	9.89%	10.22%
Tier 1 risk based ratio	13.65%	13.36%	13.37%
Total risk based ratio	14.92%	14.62%	14.62%
Tangible equity to tangible assets ratio	8.44%	8.35%	8.58%
FTE employees	1,019	1,034	980

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
September 30, 2011
(in thousands except per share data and # of employees)

Community Trust Bancorp, Inc. reported earnings for the three and nine months ending September 30, 2011 and 2010 as follows:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
Net income	$10,665	$8,450	$28,939	$23,794

Basic earnings per share	$0.70	$0.55	$1.89	$1.56

Diluted earnings per share	$0.70	$0.55	$1.89	$1.56

Average shares outstanding	15,318	15,239	15,307	15,223

Total assets (end of period)	$3,556,661	$3,231,740

Return on average equity	11.75%	9.95%	10.99%	9.62%

Return on average assets	1.20%	1.04%	1.11%	1.00%

Provision for loan losses	$2,515	$3,676	$10,222	$12,504

Gains on sales of loans	$438	$575	$1,166	$1,354